Exhibit 1.1

ESTATUTO

DE

YPF SOCIEDAD ANONIMA (1)

TITULO I

DENOMINACIÓN, DOMICILIO Y DURACIÓN

Artículo 1° - Denominación

La Sociedad se denomina YPF SOCIEDAD ANÓNIMA. En el cumplimiento de las actividades propias de su objeto social y en todos los actos jurídicos que formalice, podrá usar, indistintamente, su nombre completo o el abreviado YPF S.A.

Artículo 2° - Domicilio

El domicilio legal de la Sociedad se fija en la Ciudad de Buenos Aires, República Argentina, sin perjuicio de lo cual podrá establecer administraciones regionales, delegaciones, sucursales, agencias o cualquier especie de representación dentro o fuera del país.

Artículo 3° - Duración

El término de duración de la Sociedad se establece en cien (100) años contados desde la inscripción de este Estatuto en el Registro Público de Comercio.

TITULO II

OBJETO

Artículo 4° - Objeto (2)

La Sociedad tendrá por objeto llevar a cabo por sí, por intermedio de terceros o asociada a terceros, el estudio, la exploración y la explotación de los yacimientos de los hidrocarburos líquidos y/o gaseosos y demás minerales, como, asimismo, la industrialización, transporte y comercialización de estos productos y sus derivados directos e indirectos, incluyendo también productos petroquímicos y químicos derivados o no de hidrocarburos, así como la generación de energía eléctrica a partir de hidrocarburos, a cuyo efecto podrá elaborarlos, utilizarlos, comprarlos, venderlos, permutarlos, importarlos o exportarlos y realizar cualquier otra operación complementaria de su actividad industrial y comercial o que resulte necesaria para facilitar la consecución de su objeto. Para el mejor cumplimiento de estos objetivos podrá fundar, asociarse con o participar en personas jurídicas de carácter publico o privado domiciliadas en el país o en el exterior, dentro de los límites establecidos en este Estatuto.

Artículo 5° - Medios para el cumplimiento del objeto social

a)	Para cumplir su objeto la sociedad podrá realizar toda clase de actos jurídicos y operaciones cualesquiera sea su carácter legal, incluso financieros, excluida la intermediación, que hagan al objeto de la Sociedad, o estén relacionados con el mismo, dado que, a los fines del cumplimiento de su objeto, la Sociedad tiene plena capacidad jurídica para adquirir derechos, contraer obligaciones y ejercer todos los actos que no sean prohibidos por las leyes o por este Estatuto.

b)	En particular, la Sociedad podrá:

i)

Adquirir por compra o cualquier título, bienes inmuebles, muebles, semovientes, instalaciones y toda clase de derechos, títulos, acciones o valores, venderlos, permutarlos, cederlos y disponer de ellos bajo cualquier título, darlos en garantía y gravarlos, incluso con prendas, hipotecas o cualquier otro derecho real y constituir sobre ellos servidumbres, asociarse con personas de existencia visible o jurídica, concertar contratos de unión transitoria de empresas y de agrupación de colaboración empresaria.

ii)	Celebrar toda clase de contratos y contraer obligaciones, incluso préstamos y otras obligaciones, con bancos oficiales o particulares, nacionales o extranjeros, organismos internacionales de crédito y/o de cualquier otra naturaleza, aceptar consignaciones, comisiones y/o mandatos y otorgarlos, conceder créditos comerciales vinculados con su giro.

iii)	Emitir, en el país o en el extranjero, debentures, obligaciones negociables y otros títulos de deudas en cualquier moneda con o sin garantía real, especial o flotante, convertibles o no.

TITULO III

CAPITAL. ACCIONES

Articulo 6° - Capital

a)	Monto del capital: El capital social se fija en la suma de pesos TRES MIL QUINIENTOS TREINTA MILLONES ($3.530.000.000), totalmente suscripto e integrado, representado por TRESCIENTOS CINCUENTA Y TRES MILLONES (353.000.000) de acciones ordinarias escriturales, de DIEZ PESOS ($10,00) valor nominal cada una y un voto por acción.

b) (4)	Clases de acciones ordinarias: El capital social se divide en cuatro clases de acciones ordinarias de acuerdo al siguiente detalle:

(i)	Acciones clase A, sólo el Estado Nacional podrá ser titular de acciones clase A.

(ii)	Acciones clase B, destinada originariamente a ser adquiridas por tenedores de Bonos de Consolidación de Regalías de Gas y Petróleo o titulares de acreencias contra la Nación por regalías de gas y petróleo. La acción clase B adquirida por un tenedor de los citados Bonos que no fuera una Provincia o el Estado Nacional se convertirá en acción clase D.

(iii)	Acciones clase C, destinadas originariamente por el Estado Nacional a los empleados de la Sociedad bajo el régimen del Programa de Propiedad Participada de la Ley 23.696. Las acciones clase C no adquiridas por los empleados de la Sociedad bajo el Programa de Propiedad Participada se convertirán en acciones clase A; y

(iv)	Acciones clase D, convertidas en tales por transferencia a cualquier persona de acciones clase A, B o C de acuerdo a las siguientes reglas:

-	Las acciones clase A que el Estado Nacional transfiera a cualquier persona se convertirán en acciones clase D, salvo transferencias a Provincias si una ley previamente lo autoriza en cuyo caso no cambiaran de clase.

-	Las acciones clase B que las Provincias transfieran a cualquier persona que no sea una Provincia se convertirán en acciones clase D.

-	Las acciones clase C que se transfieran a terceros fuera del Programa de Propiedad Participada se convertirán en acciones clase D.

-	Las acciones clase D no cambiaran de clase por ser eventualmente suscriptas o adquiridas por el Estado Nacional, las Provincias, otra persona jurídica de carácter público o por personal que participa en el Programa de Propiedad Participada.

c)	Derechos especiales de la clase A: Se requerirá el voto favorable de las acciones clase A, cualquiera sea el porcentaje del capital social que dichas acciones clase A representen para que la Sociedad válidamente resuelva:

(i)	Decidir la fusión con otra u otras sociedades;

(ii)	Aceptar que la Sociedad, a través de la adquisición por terceros de sus acciones, sufra una situación de copamiento accionario consentido u hostil que represente la posesión de más del cincuenta por ciento (50%) del capital social de la Sociedad;

(iii)	Transferir a terceros, la totalidad de los derechos de explotación concedidos en el marco de la Ley 17.319, sus normas complementarias y reglamentarias, y la Ley 24.145, de modo tal que ello determine el cese total de la actividad exploratoria y de explotación de la Sociedad;

(iv)	La disolución voluntaria de la Sociedad.

(v)(4)	El cambio de domicilio social y/o fiscal de la Compañía fuera de la República Argentina.

Se requerirá, además, previa aprobación de una ley nacional para resolver favorablemente sobre los subincisos (iii) y (iv) anteriores.

d)	Acciones preferidas: La Sociedad puede emitir acciones preferidas con o sin derecho de voto divididas también en clases A, B, C y D. Se aplicarán a cada clase de acciones preferidas las mismas reglas sobre titularidad y conversión que las previstas para la misma clase de acciones ordinarias en el inciso b) precedente. Cuando las acciones preferidas ejerzan el derecho de voto (ya sea transitoria o permanentemente) lo harán, en su caso, como integrantes, a ese efecto, de la clase a la cual pertenezcan.

e)	Aumentos de Capital: El capital puede ser aumentado hasta su quíntuplo por decisión de la asamblea ordinaria, conforme lo dispuesto por el articulo 188 de la Ley 19.550, no rigiendo tal límite si la Sociedad es autorizada a hacer oferta pública de sus acciones. Corresponde a la Asamblea establecer las características de las acciones a emitir en razón del aumento, dentro de las condiciones dispuestas en el presente Estatuto, pudiendo delegar en el directorio la facultad de fijar la época de las emisiones, como también la determinación de la forma y condiciones de pago de las acciones, pudiendo efectuar, asimismo, toda otra delegación admitida por la ley. Toda emisión de acciones ordinarias o preferidas se hará por clases respetando la proporción existente entre las distintas clases a la fecha de esa emisión, sin perjuicio de las modificaciones que ulteriormente resulten del este ejercicio del derecho de preferencia y del derecho de acrecer según se prevé en el artículo 8° de este Estatuto.

Artículo 7° - Transferencia de acciones

a)	Acciones escriturales: Las acciones no se representarán en títulos sino que serán escriturales y se inscribirán en cuentas llevadas a nombre de sus titulares en la Sociedad, bancos comerciales, de inversión o cajas de valores autorizados, según lo disponga el directorio. Las acciones son indivisibles. Si existiese copropiedad, la representación para el ejercicio de los derechos o el cumplimiento de las obligaciones deberá unificarse.

b)	Transferencia de acciones clase A o C: Toda transferencia de acciones clase A efectuada en violación de lo dispuesto por el ultimo párrafo del artículo 8° de la Ley 24.145, o de acciones clase C efectuada en violación de las normas del Programa de Propiedad Participada o del respectivo Acuerdo General de Transferencia comunicado fehacientemente a la Sociedad, será nula, carecerá de todo efecto y no será reconocida por la Sociedad.

c)	Deber de información: Toda persona que, directa o indirectamente, adquiera por cualquier medio o título, acciones clase D, o que al transferirse se conviertan en clase D, o títulos de la Sociedad de cualquier tipo que sean convertibles en acciones clase D (incluyendo, dentro del significando del término “título”, pero sin limitarse, a los debentures, obligaciones negociables y cupones de acciones) que otorguen control sobre más del tres por ciento (3%) de las acciones de la clase D, deberá dentro de los cinco (5) días de efectuada la adquisición que causó la superación de dicho limite, informar esa circunstancia a la Sociedad, sin perjuicio de cumplir con los recaudos adicionales que las normas aplicables en los mercados de capitales impongan para tal evento. La información referida deberá detallar, además, la fecha de la operación, el precio, el número de acciones adquiridas y si es propósito del adquirente de esa participación adquirir una participación mayor o alcanzar el control de la voluntad social de la Sociedad. Si el adquirente está conformado por un grupo de personas, deberá identificar los miembros del grupo. La información aquí prevista deberá proporcionarse con relación a adquisiciones posteriores a la informada originariamente brindada, cuando se vuelva a exceder, según lo aquí previsto, los montos de acciones clase D indicados en la última información.

(d)	Toma de control: Sin cumplirse con lo indicado en los incisos e) y f) de este articulo no podrán adquirirse, directa o indirectamente, por cualquier medio o título, acciones de la Sociedad o títulos de la Sociedad (incluyendo dentro del significado del término “título”, pero sin limitarse, a los debentures, obligaciones negociables y cupones de acciones) convertibles en acciones cuando, como consecuencia de dicha adquisición, el adquirente resulte titular de, o ejerza el control sobre acciones Clase D de la Sociedad que, sumadas a sus tenencias anteriores de dicha clase (si las hubiere) representen, en total, el QUINCE POR CIENTO (15%) o más del capital social, o el VEINTE POR CIENTO (20%) o más de las acciones clase D en circulación, si las acciones representativas de dicho VEINTE POR CIENTO (20%) constituyeran, al mismo tiempo, menos del QUINCE POR CIENTO (15%) del capital social.

No obstante lo indicado, estarán excluidas de las previsiones de los incisos e) y f) de este articulo las adquisiciones que realice quien ya sea titular o ejerza el control de acciones que representen más del CINCUENTA POR CIENTO (50%) del capital social.

Las adquisiciones a las que se refiere este inciso d) de denominan “Adquisiciones de control”.

e)	Requisitos: La persona que desee llevar a cabo una Adquisición de Control (en adelante, en este inciso “el oferente”) deberá:

(i)	Obtener el consentimiento previo de la asamblea especial de los accionistas de la clase A y

(ii)	Realizar una oferta pública de adquisición de todas las acciones de todas las clases de la Sociedad y de todos los títulos convertibles en acciones.

Toda decisión que la asamblea especial de la clase A adopte en relación con las materias previstas en este inciso e) será definitiva y no generará derecho a indemnización alguna para ninguna parte.

f)	Oferta Pública de Adquisición: Cada oferta pública de adquisición será realizada de acuerdo con el procedimiento indicado en este inciso y, en la medida que las normas aplicables en las jurisdicciones en que la oferta pública de adquisición sea hecha y las disposiciones de las bolsas y mercados de valores en donde coticen las acciones y títulos de la Sociedad impongan requisitos adicionales o más estrictos a los aquí indicados, se cumplirá con dichos requisitos adicionales o más estrictos en las bolsas y mercados en que ellos sean exigibles.

(i)	El Oferente deberá notificar por escrito a la Sociedad de la oferta pública de adquisición con por lo menos quince días hábiles de anticipación a la fecha de inicio de la misma. En la notificación se informará a la Sociedad todos las términos y condiciones de cualquier acuerdo o preacuerdo que el oferente hubiera realizado o proyectara realizar con un tenedor de acciones de la Sociedad en virtud del cual, si dicho acuerdo o preacuerdo se consumara, el Oferente se encontraría en la situación descripta por el primer párrafo del inciso d) de este Artículo (en adelante, el Acuerdo Previo), y, además, toda la siguiente información mínima adicional:

(A)	La identidad, nacionalidad, domicilio y número de teléfono del Oferente;

(B)	Si el oferente está conformado por un grupo de personas, la identidad y domicilio de cada Oferente en el grupo y de la persona directiva de cada persona o entidad que conforme el grupo;

(C)	La contraprestación ofrecida por las acciones y/o títulos. Si la oferta está condicionada a que un número determinado de acciones resulte adquirido, se deberá indicar dicho mínimo;

(D)	La fecha programada de vencimiento del plazo de validez de la oferta pública de adquisición, si la misma puede ser prorrogada, y en su caso el procedimiento para su prórroga;

(E)	Una declaración por parte del Oferente sobre las fechas exactas con anterioridad y posterioridad a las cuales los accionistas y tenedores de títulos que los sujetaron para su venta al régimen de la oferta pública de adquisición tendrán el derecho de retirarlos, la forma en la cual las acciones y títulos así sujetos a la venta serán aceptados y sujeta a la cual se realizará el retiro de las acciones y títulos de su sujeción al régimen de la oferta pública de adquisición;

(F)	Una declaración indicando que la oferta pública de adquisición estará abierta a todos los tenedores de acciones y de títulos convertibles en acciones;

(G)	La información adicional, incluyendo los estados contables del Oferente, que la Sociedad pueda razonablemente requerir o que pueda ser necesaria para que la notificación arriba indicada no conduzca a conclusiones erróneas o cuando la información suministrada sea incompleta o deficiente.

(ii)	El Directorio de la Sociedad convocará por cualquier medio fehaciente a una Asamblea especial de la clase A a celebrarse a los diez días hábiles contados a partir de la recepción por la Sociedad del aviso indicado en el subinciso (i), a fin de considerar la aprobación de la oferta pública de adquisición y someterá a dicha Asamblea su recomendación al respecto. Si tal asamblea no se celebra pese a la convocatoria, o si se celebrara y en ella se rechazara la oferta pública de adquisición, ésta no podrá cumplirse y tampoco se llevará a cabo el Acuerdo Previo, si existiera.

(iii)	La Sociedad enviará por correo, a cada accionista o tenedor de títulos convertibles en acciones, a costa del Oferente, con la diligencia razonable, copia de la notificación entregada a la Sociedad de acuerdo con lo indicado en el subinciso (i). El Oferente deberá adelantar a la Sociedad los fondos requeridos para este fin.

(iv)	El Oferente enviará por correo o de otra forma suministrará, con una diligencia razonable, a cada accionista o tenedor de títulos convertibles en acciones que se lo requiera, copia de la notificación suministrada a la Sociedad y publicará un aviso conteniendo sustancialmente la información indicada en el subinciso (i), al menos una vez por semana, comenzando en la fecha en que dicha notificación es entregada a la Sociedad de acuerdo con el subinciso (i) y terminando al expirar la fecha para la oferta pública de adquisición. Sujeto a las disposiciones legales aplicables, esta publicación se hará en la sección de negocios de diarios de circulación general en la República Argentina, en la ciudad de Nueva York, EE.UU. y en cualquier otra ciudad en cuya bolsa o mercado coticen las acciones.

(v)	La contraprestación por cada acción o título convertible en acción pagadera a cada accionista o tenedor del título será la misma, en dinero, y no será inferior al precio por acción clase D o en su caso título convertible en acción clase D, más alto de los precios siguientes:

(A)	el mayor precio por acción o título pagado por el Oferente, o por cuenta del Oferente, en relación con cualquier adquisición de acciones clase D o títulos convertibles en acciones clase D dentro del periodo de dos años inmediatamente anterior al aviso de la adquisición de Control, ajustado a raíz de cualquier división accionaria, dividendo en acciones, subdivisión o reclasificación que afecte o se relacione a la clase D de acciones; o

(B)	El precio más alto cierre vendedor durante el período de treinta días inmediatamente precedente a dicho aviso, de una acción clase D según su cotización en la Bolsa de Comercio de Buenos Aires, en cada caso ajustado a raíz de cualquier división accionaria, dividendo en acciones, subdivisión o reclasificación que afecte o se relacione a la clase D de acciones; o

(C)	Un precio por acción igual al precio de mercado por acción de la clase D determinado según lo indicado en el subinciso (B) de esta cláusula multiplicado por la relación entre: (a) el precio por acción más alto pagado por el Oferente o por cuenta del mismo, por cualquier acción de la clase D, en cualquier adquisición de acciones de la clase dentro de los dos años inmediatamente precedentes a la fecha del aviso indicado en el subinciso (i), y (b) dicho precio de mercado por acción de la clase D en el día inmediatamente precedente al primer día del período de dos años en el cual el Oferente adquirió cualquier tipo de interés o derecho en una acción de la clase D. En cada caso el precio será ajustado teniendo en cuenta cualquier subsiguiente división accionaria, dividendo en acciones, subdivisión o reclasificación que afecte o esté relacionada a la clase D; o

(D)	El ingreso neto de la Sociedad por acción de la clase D durante los cuatro últimos trimestres fiscales completos inmediatamente precedentes a la fecha del aviso indicado en el subinciso (i), multiplicado por la más alta de las siguientes relaciones: la relación precio/ingreso para ese período para las acciones de la clase D (si lo hubiere) o la relación precio/ingreso más alta para la Sociedad en el período de dos años inmediatamente precedente a la fecha del aviso indicado en el subinciso (i). Dichos múltiplos serán determinados en la forma común en la cual se los computa e informa en la comunidad financiera.

(vi)	Los accionistas o tenedores de títulos que los hayan sujetado a la oferta pública de adquisición podrán retirarlos de la misma antes de la fecha fijada para el vencimiento de dicha oferta.

(vii)	La oferta pública de adquisición no podrá expirar antes de los noventa días posteriores a la fecha en la cual el aviso de la oferta fue dada a los accionistas o publicada según lo indicado en el subinciso (iii).

(viii)	El Oferente adquirirá todas las acciones y/o títulos convertibles en acciones que antes de la fecha de la expiración de la oferta, sean puestos a venta de acuerdo al régimen de la oferta pública de adquisición. Si el número de dichas acciones o títulos es menor al mínimo al cual condicionó el Oferente la oferta pública de adquisición, el Oferente podrá retirarla.

(ix)	Si el Oferente no ha fijado un mínimo al cual condiciona su oferta pública de adquisición según lo indicado en el subinciso (i) (C) de este inciso, finalizado dicho procedimiento podrá concretar el Acuerdo Previo, si lo hubiera, cualquiera sea el número de acciones y/o títulos que haya adquirido bajo el régimen de la oferta pública de adquisición. Si hubiere fijado tal mínimo, podrá concretar el Acuerdo Previo sólo si bajo el régimen de la oferta pública de adquisición ha superado dicho mínimo. El acuerdo previo deberá concretarse dentro de los treinta días de finalizada la oferta pública de adquisición, caso contrario, para poder concretarlo será necesario repetir el procedimiento previsto en este Artículo.

Si no hubiese Acuerdo Previo, el Oferente, en los supuestos y oportunidades indicados previamente en que se podría concretar un Acuerdo Previo, podrá adquirir libremente el número de acciones y/o títulos que informó a la Sociedad en la comunicación indicada en el subinciso (i) de este inciso, en tanto no haya adquirido dicho número de acciones y/o títulos bajo el régimen de la oferta pública de adquisición.

g)	Transacciones relacionadas: Toda fusión, consolidación u otra forma de combinación que tenga substancialmente los mismos efectos (en adelante, en este artículo “la Transacción Relacionada”) que comprenda a la Sociedad y cualquier otra persona (en adelante en este artículo “el Accionista Interesado”), que haya realizado previamente una Adquisición de control o que tenga para el Accionista Interesado los efectos, en cuanto a la tenencia de acciones clase D, de una Adquisición de control, sólo será realizada si la contraprestación que recibirá cada accionista de la Sociedad en dicha Transacción Relacionada fuera igual para todos los accionistas y no menor a:

(i)	El precio por acción más alto pagado por o por cuenta de dicho Accionista Interesado con relación a la adquisición de:

(A)	Acciones de la clase del tipo a ser transferidas por los accionistas en dicha Transacción Relacionada (en adelante, “La clase”), dentro del período de dos años inmediatamente anterior al primer anuncio público de la Transacción Relacionada (en adelante, “la Fecha del Anuncio”), o

(B)	Acciones de la Clase adquiridas por dicho Accionista Interesado en cualquier Adquisición de control.

En ambos casos según dicho precio sea ajustado con motivo de cualquier división accionaria, dividendo en acciones, subdivisión o reclasificación que afecte o esté relacionada a la clase.

(ii)	El precio, cierre vendedor, más alto durante el período de treinta días inmediatamente precedente a la fecha del anuncio o la fecha en que el Accionista Interesado adquiera acciones de la Clase en cualquier Adquisición de control, de una acción de la clase según su cotización en la Bolsa de Comercio de Buenos Aires, ajustado por cualquier división accionaria, dividendo en acciones, subdivisión o reclasificación que afecte o esté relacionada a la Clase.

(iii)

Un precio por acción igual al precio de mercado por acción de la Clase determinado según lo indicado en el inciso (ii) de esta cláusula multiplicado por la relación entre: (a) el precio por acción más alto pagado por el Accionista Interesado o por cuenta del mismo, por cualquier acción de la Clase, en cualquier adquisición de acciones de la Clase dentro de los dos años inmediatamente precedente a la Fecha del Anuncio, y (b) dicho precio de mercado por acción de la Clase en el día inmediatamente precedente al primer día del periodo de dos años en el cual el Accionista Interesado adquirió cualquier tipo de interés o derecho en una acción de la Clase. En cada caso el precio será ajustado teniendo en cuenta cualquier subsiguiente división accionaria, dividendo en acciones, subdivisión o reclasificación que afecte o esté relacionada a la Clase.

(iv)	El ingreso neto de la Sociedad por acción de la Clase durante los cuatro últimos trimestres fiscales completos inmediatamente precedentes a la Fecha del Anuncio, multiplicado por la más alta de las siguientes relaciones: la relación precio/ingreso para ese período para las acciones de la Clase (si lo hubiere) o la relación precio/ingreso más alta para la Sociedad en el período de dos años inmediatamente precedente a la Fecha del Anuncio. Dichos múltiplos serán determinados en la forma común en la cual se los computa e informa en la comunidad financiera.

h)	Violación de requisitos: Las acciones y títulos adquiridos en violación a lo establecido en los incisos 7 c) a 7 g), ambos inclusive, de este articulo no darán derecho a voto o a cobrar dividendos u otras distribuciones que realice la Sociedad y no serán computadas a los fines de determinar el quórum en cualquiera de las asambleas de accionistas de la Sociedad.

i)	Interpretación: A los efectos de este articulo 7, el termino “indirectamente” incluirá a las sociedades controlantes del adquirente, las sociedades por él controladas, las sociedades sometidas a control común con el adquirente y a las demás personas que actúen concertadamente con el adquirente; asimismo quedarán incluidas las tenencias accionarias que una persona posea a través de fideicomisos, certificados de deposito de acciones (“ADR”) u otros mecanismos análogos.

Articulo 8° - Derecho de preferencia

a)	Reglas generales: Los tenedores de acciones ordinarias o preferidas de casa clase gozarán del derecho de preferencia en la suscripción de las acciones de la misma clase que se emitan, en proporción a las que posean. Este derecho deberá ejercerse en las condiciones y dentro del plazo fijados por la Ley y reglamentaciones aplicables. Las condiciones de emisión, suscripción e integración de las acciones clase C podrán ser mas ventajosas para sus adquirentes que las previstas para el resto de las acciones pero en ningún caso podrán ser más gravosas. Todo titular de un derecho de preferencia, cualquiera sea la clase de acción que lo origina, podrá cederlo a cualquier tercero, en cuyo caso la acción objeto de dicho derecho de preferencia se convertirá o consistirá en una acción clase D.

b)	Derecho de acrecer: El derecho de acrecer se ejercerá dentro del mismo plazo fijado para el derecho de preferencia, y respecto de todas las clases de acciones que no hayan sido inicialmente suscriptas. A estos efectos:
(i)	Las acciones clase A que no hayan sido suscriptas en ejercicio del derecho de preferencia por el Estado Nacional se convertirán en acciones clase D y serán ofrecidas a los accionistas de dicha Clase que hubieran manifestado la intención de acrecer con relación a las acciones clase A no suscriptas;

(ii)	Las acciones clase B que no hayan sido suscriptas por Provincias en ejercicio de sus derechos de preferencia originales, por omisión de ejercicio o por cesión del mismo, se asignarán seguidamente a las Provincias que hayan suscripto acciones clase B y manifestado la intención de acrecer, y el excedente se convertirá en acciones clase D para ser ofrecidas a los accionistas de dicha clase D que hubieran manifestado la intención de acrecer con relación a las acciones clase B no suscriptas;

(iii)	Las acciones clase C que no hayan sido suscriptas por personas comprendidas en el Programa de Propiedad Participada en ejercicio de sus derechos de preferencia originales, por omisión de ejercicio o por cesión del mismo, se asignarán a aquellas de las personas comprendidas en dicho régimen que hayan suscripto acciones clase C y manifestado la intención de acrecer, y el excedente se convertirá en acciones clase D para ser ofrecidas a los accionistas de dicha clase que hubieran manifestado la intención de acrecer con relación a las acciones clase C no suscriptas;

(iv)	Las acciones clase D que no hubieren sido suscriptas en ejercicio de derechos de preferencia emanados de acciones de esa clase serán asignadas a aquellos de los suscriptores de esa clase que hayan manifestado la intención de acrecer;

(v)	Las acciones clase D remanentes se asignarán a los accionistas de las demás clases que hubieren manifestado intención de acrecer, en paridad de rango.

c)	Límites: Los derechos de preferencia y de acrecer previstos en los párrafos precedentes existirán sólo en la medida en que sean exigidos por la legislación societaria vigente en cada momento o sean necesarios para cumplir las disposiciones aplicables de las Leyes 23.696 y 24.145.

Artículo 9° - Oferta pública y privada. Derogado (4)

TITULO IV

OBLIGACIONES NEGOCIABLES, BONOS DE

PARTICIPACION Y OTROS TITULOS

Artículo 10° - Títulos emitibles (3)

a)	Obligaciones negociables: La Sociedad podrá emitir obligaciones negociables, convertibles o no. Cuando fuere legalmente necesario que la emisión de obligaciones negociables sea decidida por la asamblea, ésta podrá delegar en el Directorio todas o algunas de las condiciones de emisión.

b)	Otros títulos: La Sociedad podrá emitir bonos de preferencia y otros títulos admitidos por la legislación aplicable. Los bonos de preferencia otorgarán a sus titulares el derecho de suscripción preferente en los aumentos de capital que se decidan en el futuro y hasta el monto que dichos bonos prevean. En la suscripción de dichos bonos y otros títulos convertibles, los accionistas tendrán derecho de preferencia en los términos y en los casos previstos en el artículo 8° de este Estatuto.

c)	Conversión a clase D: Todo título convertible emitido por la Sociedad dará derecho a conversión sólo en acciones clase D. Su emisión deberá ser autorizada pro asamblea especial de la clase D.

TITULO V

DIRECCION Y ADMINISTRACION

Articulo 11° - Directorio

a) (4)	Integración: La dirección y administración de la Sociedad, estará a cargo de un directorio integrado por un numero de siete (7) a catorce (14) directores titulares, según lo determine la Asamblea, los que serán designados con mandato por dos (2) ejercicios pudiendo ser reelegidos indefinidamente, sin perjuicio de lo establecido por el inciso e) de este artículo.

b)	Directores suplentes: Cada clase de acciones designará un número de directores suplentes igual o menor al de titulares que le corresponda designar. Los directores suplentes llenarán las vacantes que se produzcan dentro de su respectiva clase en el orden de su designación cuando tal vacante se produzca, sea por ausencia, renuncia, licencia, incapacidad, inhabilidad o fallecimiento, previa aceptación por el directorio de la causal de sustitución cuando ésta sea temporaria.

c) (4)	Designación: Los directores serán designados por voto mayoritario dentro de cada una de las clases de acciones ordinarias, de la siguiente manera:

(i)	la clase A elegirá un director titular y un suplente mientras exista al menos una acción clase A;

(ii)	la designación del resto de los directores titulares y suplentes (que en ningún caso será menor de seis titulares y un número igual o menor de suplentes) corresponderá a la clase D. Las clases B y C votarán conjuntamente con las acciones clase D en la asamblea especial de ésta última convocada para la elección de Directores;

(iii)	en las asambleas especiales de clase D convocadas para la elección de directores se podrá votar por voto acumulativo con arreglo a las previsiones del artículo 263 de la Ley 19.550, incluso cuando a ella concurran accionistas tenedores de acciones A, B ó C conforme a lo previsto anteriormente.

d)	Ausencia de una clase: Si no hubiere ninguna acción de una determinada clase con derecho a elegir directores de clase, presente en una asamblea en segunda convocatoria y convocada para elegir directores, los directores de dicha clase serán elegidos por los accionistas de las restantes clases votando conjuntamente como si constituyeran una sola clase salvo en caso en que la ausencia de accionistas ocurriera en las asambleas de las clases A, B o C en cuyo caso el síndico designado por las acciones clase A, B y C en conjunto, según corresponda con arreglo a lo previsto en el Artículo 21 inciso b) procederá a efectuar la designación de directores titulares y suplentes de aquella de dichas clases que hubieren estado ausentes.

e) (4)	Elección escalonada: La elección de los directores será escalonada por mitades. La elección será siempre por 2 (dos) años, salvo cuando se elijan directores para completar el mandato de los reemplazados.

f)	Nominación de candidatos: En cada asamblea que deba elegir directores para la clase D, todo accionista, o grupo de accionistas de la clase D que posea más del tres por ciento (3%) del capital representado por acciones clase D, podrá requerir que se envíe a todos los accionistas de esa clase la lista de candidatos que ese accionista o grupo de accionistas propondrá a la asamblea de dicha clase para su elección. En el caso de bancos depositarios que tengan acciones registradas a su nombre, esta regla se aplicara con respecto a los beneficiarios. Igualmente, el directorio podrá proponer candidatos a directores a ser electos por las asambleas de las clases respectivas, cuyos nombres se comunicarán a todos los accionistas junto con las listas propuestas por los accionistas mencionados en primer término. Las reglas anteriores no impedirán a ningún accionista presente en la asamblea proponer candidatos no incluidos en las propuestas circularizadas por el directorio. No podrá efectuarse ninguna propuesta de elección de directores para ninguna de las clases, antes del acto de la asamblea o en el curso de la misma, sin presentar a la Sociedad prueba escrita de la aceptación del cargo por los candidatos propuestos.

g)	Forma de la elección: Sin perjuicio de lo establecido sobre voto acumulativo por el subinciso (vi) del inciso (c) de este Artículo la elección de directores de la clase D se efecturará por lista siempre que ningún accionista lo objete; en caso contrario, se efectuará individualmente. Se declarará electa a la lista o persona, según el caso, que obtenga la mayoría absoluta de las acciones clase D presentes en la asamblea; si ninguna lista obtuviera tal mayoría, se realizará una nueva votación en la que participarán las dos listas o personas más votadas, considerándose electa la lista o persona que en tal votación obtenga la mayor cantidad de votos.

h)	Remoción: Sujeto a los requisitos de quórum aplicables, cada clase, por mayoría de las acciones de la clase presente en la asamblea, podrá remover a los directores por ella elegidos siempre que la remoción haya sido incluida en el orden del día.

Artículo 12° - Garantía (5)

Los directores titulares deben constituir, cada uno de ellos, una garantía de diez mil pesos ($ 10.000) o su equivalente, como mínimo, la que podrá consistir en bonos, títulos públicos o sumas de moneda nacional o extranjera depositados en entidades financieras o cajas de valores, a la orden de la sociedad, o en fianzas o avales bancarios o seguros de caución o de responsabilidad civil a favor de la sociedad, cuyo costo deberá ser soportado por cada director; en ningún caso procederá constituir garantía mediante el ingreso directo de fondos a la caja social. Cuando la garantía consista en depósito de bonos, títulos públicos o sumas de moneda nacional o extranjera, las condiciones de su constitución deberán asegurar su indisponibilidad mientras esté pendiente el plazo de prescripción de eventuales acciones de responsabilidad. Los directores suplentes solamente deberán constituir la garantía aludida en caso de asumir como titulares en reemplazo de un director titular saliente para completar el período o períodos que correspondan.

Artículo 13° - Vacantes (5)

Los síndicos podrán designar directores, en caso de vacancia, cuyo mandato se extenderá hasta la elección de nuevos directores por la asamblea. Corresponderá al síndico designado por las acciones clase A nombrar a un director por la clase A, después de consultar con el accionista clase A, y a los síndicos designados por las acciones clase D nombrar a los directores por esa clase.

Artículo 14° - Remuneración (3)

a)	Miembros no ejecutivos: Las funciones de los miembros no ejecutivos del directorio serán remuneradas según lo resuelva anualmente la asamblea ordinaria en forma global y se repartirá entre ellos en forma igualitaria, y entre sus suplentes en proporción al tiempo que reemplazaron a esos titulares. La asamblea autorizará los montos que podrán pagarse a cuenta de dichos honorarios durante el ejercicio en curso, sujeto a ratificación por la asamblea que considerara dicho ejercicio.

b)	Miembros ejecutivos: Los directores de la Sociedad que cumplan funciones ejecutivas, técnico-administrativas o comisiones especiales recibirán una remuneración por dichas funciones o comisiones de nivel acorde con el vigente en el mercado, que será fijada por el Directorio, con la abstención de los nombrados. Estas remuneraciones, juntamente con las de la totalidad del Directorio, estarán sujetas a ratificación por la asamblea según el régimen del autículo 261 de la Ley 19.550.

c)	Regla general: Las remuneraciones de los directores establecidas por los incisos a) y b) anteriores deberán respetar los límites fijados por el Artículo 261 de la Ley 19.550, salvo el caso previsto en el último párrafo de dicho artículo.

Artículo 15° - Reuniones (3) (4)

El Directorio se reunirá, como mínimo, una vez por trimestre, sin perjuicio de que el Presidente del Directorio, o quien lo reemplace, lo convoque cuando lo considere conveniente. Asimismo, el Presidente del Directorio o quien lo reemplace, debe citar al Directorio cuando lo solicite cualquiera de los directores. La convocatoria se hará, en este último caso, por el Presidente del Directorio, para llevar a cabo la reunión dentro del quinto día de recibido el pedido; en su defecto, la convocatoria podrá ser efectuada por cualquiera de los directores. Las reuniones de Directorio deberán ser convocadas por escrito con indicación del orden del día pero podrán tratarse temas no incluidos en el orden del día, si se hubieran originado can posterioridad y tuvieran carácter urgente.

Artículo 16° - Quórum y mayorías (3)

El Directorio funcionará con la presidencia del Presidente del Directorio o quien lo reemplace. El quórum se constituirá con la mayoría absoluta de los miembros que lo integren. En caso de que en una reunión convocatoria regularmente, una hora después de la fijada en la convocatoria no se hubiese alcanzado quórum, el Presidente del Directorio o quien lo reemplace podrá invitar al o los suplentes de las clases correspondientes a los ausentes a incorporarse a la reunión hasta alcanzar el quórum mínimo o convocar la reunión para otra fecha. No obstante, en caso de que las ausencias no afecten el quórum, el Directorio podrá invitar a los suplentes de las clases correspondientes a incorporarse a la reunión. El Directorio adoptará sus resoluciones por el voto de la mayoría de los presentes. El Presidente del Directorio, o quien lo reemplace tendrá, en todos los casos, derecho a voto y doble voto en caso de empate. Los directores ausentes podrán autorizar a otro director a votar en su nombre, siempre que existiera quórum, en cuyo caso no se incorporarán suplentes en reemplazo de quienes así hubieren autorizado.

Artículo 17° - Facultades del Directorio (3)

El directorio tendrá amplias facultades para organizar, dirigir y administrar la Sociedad, incluso los que requieren poderes especiales a tenor del Artículo 1881 del Código Civil y del Artículo 9 del Decreto Ley 5965/63. Podrá especialmente operar con toda clase de bancos, compañías financieras o entidades crediticias oficiales y privadas; dar y revocar poderes especiales y generales, judiciales, de administración u otros, con o sin facultad de sustituir; iniciar, proseguir, contestar o desistir denuncias o querellas penales y realizar todo otro hecho o acto jurídico que haga adquirir derechos o contraer obligaciones a la Sociedad, sin otras limitaciones que las que resulten de las leyes que le fueren aplicables, del presente Estatuto y de los acuerdos de asambleas, correspondiéndole:

(i)	Otorgar poderes generales y especiales - inclusive aquellos cuyo objeto sea lo previsto en el artículo 1881 del Código Civil- así como aquellos que faculten para querellar criminalmente, y revocarlos. A los efectos de absolver posiciones, reconocer documentos en juicios, prestar indagatoria o declarar en procedimientos administrativos, el directorio podrá otorgar poderes para que la Sociedad sea representada por cualquier director, gerente o apoderado, debidamente instituido.

(ii)	Comprar, vender, ceder, donar, permutar y dar o tomar en comodato toda clase de bienes muebles e inmuebles, establecimientos comerciales e industriales, buques, artefactos navales y aeronaves, derechos, inclusive marcas, patentes de invención y derechos de propiedad industrial e intelectual; constituir servidumbres, como sujeto activo o pasivo, hipotecas, hipotecas navales, prendas o cualquier otro derecho real y, en general, realizar todos los demás actos y celebrar, dentro o fuera del país, los contratos que sean atinentes al objeto de la Sociedad, inclusive arrendamientos por el plazo máximo que establezca la ley.

(iii)	Asociarse con otras personas de existencia visible o jurídica, conforme a la legislación vigente y a estos Estatutos y celebrar con ellas contratos de unión transitoria de empresas, o de agrupaciones de colaboración empresaria.

(iv)	Tramitar ante las autoridades nacionales o extranjeras todo cuanto sea necesario para el cumplimiento del objeto de la Sociedad.

(v)	Aprobar la dotación del personal, efectuar nombramientos de los gerentes generales o especiales, fijar sus niveles de retribuciones, condiciones de trabajo y cualquier otra medida de política de personal y disponer promociones, pases, traslados y remociones y aplicar las sanciones que pudieren corresponder.

(vi)	Emitir, dentro o fuera del país, en moneda nacional o extranjera, debentures, obligaciones negociables y otros títulos de deuda con garantía real, especial o flotante o sin garantía, convertibles o no, conforme las disposiciones legales que fueren aplicables y previa resolución de la asamblea competente cuando ello fuere legalmente requerido.

(vii)	Transar judicial o extrajudicialmente toda clase de cuestiones, comprometer en árbitros o amigables componedores, promover y contestar toda clase de acciones judiciales y administrativas y asumir el papel de querellante en jurisdicción penal o correccional competente, otorgar toda clase de fianzas y prorrogar jurisdicciones dentro o fuera del país, renunciar al derecho de apelar o a prescripciones adquiridas, absolver o poner posiciones en juicio, hacer novaciones, otorgar quitas o esperas y, en general, efectuar todos los actos que según la ley requieren poder especial.

(viii)	Efectuar toda clase de operaciones con bancos y entidades financieras inclusive el Banco de la Nación Argentina, de la Provincia de Buenos Aires, y demás instituciones bancarias y financieras oficiales, privadas o mixtas del país o del exterior. Celebrar operaciones y contratar préstamos, empréstitos y otras obligaciones con bancos oficiales o particulares, incluidos los enumerados en la frase anterior, instituciones y organismos internacionales de crédito o de cualquier otra naturaleza, personas de existencia visible o jurídica, del país o del extranjero.

(ix)	Crear, mantener, suprimir, reestructurar o trasladar las dependencias y sectores de la Sociedad y crear nuevas administraciones regionales, agencias o sucursales dentro o fuera del país; constituir y aceptar representaciones.

(x)	Aprobar y someter a la consideración de la asamblea la Memoria, Inventario, Balance General y Estado de Resultados de la Sociedad proponiendo, anualmente, el destino de las utilidades del Ejercicio.

(xi)	Aprobar el régimen de contrataciones de la Sociedad, el que asegurará la concurrencia de oferentes, transparencia y publicidad de procedimientos.

(xii)	Disponer, si lo considera conveniente y necesario, la creación e integración del Comité Ejecutivo y de otros comités de Directorio, fijar las funciones y límites de su actuación dentro de las facultades que le otorga este Estatuto y dictar su reglamento interno.

(xiii)	Aprobar, en su caso, la designación del Gerente General y del Subgerente General, de acuerdo con lo dispuesto en el artículo 18(c).

(xiv)	Resolver cualquier duda o cuestión que pudiera suscitarse en la aplicación del presente Estatuto, a cuyo efecto el Directorio queda investido de amplios poderes sin perjuicio de dar cuenta, oportunamente, a la asamblea.

(xv)	Dictar su propio reglamento interno.

(xvi)	Solicitar y mantener la cotización, en bolsas y mercados de valores nacionales e internacionales, de sus acciones, y demás títulos cuando fuere pertinente.

(xvii)	Aprobar el presupuesto anual, las estimaciones de gastos e inversiones, los niveles de endeudamiento necesario y los planes anuales de acción de la Sociedad.

(xviii)	Ejercer las demás facultades que le confiere este Estatuto.

La enumeración que antecede es enunciativa y no taxativa y, en consecuencia, el directorio tiene todas las facultades para administrar y disponer de los bienes de la Sociedad y celebrar todos los actos que hagan al objeto social, salvo las excepciones previstas en el presente Estatuto, incluso por apoderados especialmente designados al efecto, a los fines y con la amplitud de facultades que, cada caso particular, se determine.

Artículo 18° - Presidente y Vicepresidente del Directorio - Gerente General (3)

a)	Designación: El Directorio designará de entre los miembros elegidos por las acciones Clase D a un Presidente del Directorio y a un Vicepresidente del Directorio. En caso de empate se resolverá por votación de los directores elegidos por la clase D. El Presidente y Vicepresidente del Directorio durarán en sus cargos dos (2) ejercicios, pero no más allá de su permanencia en el Directorio, pudiendo ser reelegidos indefinidamente en esas condiciones si fueran electos o reelectos como directores por la clase D.

b)	Vicepresidente del Directorio: El vicepresidente del Directorio reemplazará al Presidente del Directorio en caso de renuncia, fallecimiento, incapacidad, inhabilidad, remoción o ausencia temporaria o definitiva de este último. En todos estos casos, salvo en el de ausencia temporaria, el Directorio deberá elegir nuevo Presidente del Directorio dentro de los sesenta días de producida la vacancia y según lo previsto en el inciso a) de este artículo. Cuando el Vicepresidente del Directorio sea nombrado Gerente General o Sugerente General, será denominado “Vicepresidente Ejecutivo”. Cuando el Presidente del Directorio ejerza el cargo de Gerente General, si el Vicepresidente del Directorio no reviste el carácter de Vicepresidente Ejecutivo lo reemplazara solamente en el cargo de Presidente del Directorio.

c)

Gerente General: El Presidente del Directorio ejercerá además el cargo de Gerente General, quien será el principal ejecutivo de la Sociedad y tendrá a su cargo la conducción de las funciones ejecutivas de la administración. Si el Presidente del Directorio manifestara al ser electo, o posteriormente, que no desea ejercer el cargo de Gerente General, propondrá a la persona (que podrá o no ser director, pero en el primer caso deberá haber sido electo por la clase D) que ejercerá dicho cargo, sujeto a la aprobación del Directorio. El Presidente de Directorio podrá retomar en cualquier momento el cargo de Gerente General. El Gerente General podrá proponer al Directorio la persona (que podrá o no ser director, pero en el primer caso deberá haber sido electo por la clase D) que, sujeto a la aprobación del Directorio, ejercerá el cargo de Subgerente General. El Subgerente General reportará al Gerente General y lo asistirá en el gerenciamiento de las operaciones de la Sociedad y en las demás funciones ejecutivas que le atribuya o delegue el Gerente General, a quien reemplazará en caso de ausencia u otro impedimento transitorio. En caso de empate en la aprobación de la designación del Gerente General o del Subgerente General, se resolverá por votación de los directores elegidos por la clase D. A los efectos de su actuación en el extranjero y ante los mercados internacionales de capitales, el Gerente General será designado como “Chief Executive Officer” y el Subgerente General, de existir, será designado como “Chief Operating Officer”. El Gerente General y, en su caso, el Subgerente General, estarán facultados para firmar todos los contratos, papeles de comercio, escrituras publicas y demás actos públicos o privados que obliguen y/u otorguen derechos a la Sociedad dentro de los limites de los poderes que les otorgue el Directorio, sin perjuicio de la representación legal que le corresponde al Presidente del Directorio y en su caso al Vicepresidente del Directorio, y de los demás poderes y delegaciones de firma que el Directorio disponga.

Articulo 19° - Facultades del Presidente del Directorio (3)

Son facultades y deberes del Presidente del Directorio o, en su caso, del Vicepresidente del Directorio, además de las que pudieren corresponderles según se prevé en el inciso c) del artículo 18° de este Estatuto:

(i)	Ejercer la representación legal de la Sociedad conforme a lo dispuesto en el artículo 268 de la Ley 19.550 y cumplir y hacer cumplir las leyes, los decretos, el presente Estatuto y las resoluciones que tomen la asamblea, el Directorio y el Comité Ejecutivo.

(ii)	Convocar y presidir las reuniones del Directorio con voto en todos los casos y doble voto en caso de empate.

(iii)	Ejercer, en su caso, el cargo de Gerente General.

(iv)	Firmar actos públicos y privados en representación de la Sociedad, sin perjuicio de las delegaciones de firmas o de poderes que el Directorio haya conferido y de las facultades que, en su caso, competen al Gerente General y al Subgerente General.

(v)	Ejecutar o hacer ejecutar las resoluciones del Directorio, sin perjuicio de la facultades que competen, en su caso, al Gerente General y al Subgerente General o de que el Directorio resuelva asumir por sí la ejecución de una resolución o de un tipo de funciones o atribuciones determinadas.

(vi)	Presidir las asambleas de la Sociedad.

TITULO VI

FISCALIZACION

Artículo 20° - Comisión Fiscalizadora

(a)	Integración: La fiscalización de la Sociedad será ejercida por una comisión fiscalizadora compuesta por tres (3) síndicos titulares y tres (3) suplentes.

(b)(4)	Designación: Dos de los síndicos titulares y dos de los suplentes serán designados por las acciones clase D, y el restante titular y suplente por los titulares de las acciones clase A mientras exista al menos una acción clase A. Los síndicos serán elegidos por el periodo de un (1) ejercicio y tendrán las facultades establecidas en la Ley 19.550 y en las disposiciones legales vigentes. La Comisión Fiscalizadora podrá ser convocada por cualquiera de los síndicos, sesionará con la presencia de sus tres miembros y adoptará las resoluciones por mayoría. El síndico disidente tendrá los derechos, atribuciones y deberes establecidos en la Ley 19.550.

(c)	Retribución: Las retribuciones de los síndicos serán fijadas por la asamblea ordinaria dentro de los límites establecidos por la ley vigente.

TITULO VII

ASAMBLEAS GENERALES

Artículo 21° - Convocatoria

Se convocará a asamblea ordinaria o extraordinaria, en su caso, para considerar los asuntos establecidos en los artículos 234 y 235 de la Ley 19.550. Las convocatorias se harán de acuerdo con las disposiciones legales vigentes.

Artículo 22° - Publicación

a)	Edictos: Las convocatorias para las asambleas de accionistas, tanto ordinarias como extraordinarias se efectuarán por medio de avisos publicados en el Boletín Oficial, en uno de los diarios de mayor circulación general en la República y en los boletines de las bolsas y mercados de valores del país en los que coticen las acciones de la Sociedad, por el término y con la anticipación establecidos en las disposiciones legales vigentes. El directorio ordenará las publicaciones a efectuar en el exterior para cumplir con las normas y prácticas vigentes de las jurisdicciones correspondientes a los mercados y Bolsas donde se coticen esas acciones.

b)	Otros medios de difusión: El directorio podrá emplear los servicios de empresas especializadas en la comunicación con accionistas, y recurrir a otros medios de difusión a fin de hacerles llegar sus puntos de vista sobre los temas a someterse a las asambleas que se convoquen. El costo de tales servicios y difusión estará a cargo de la Sociedad.

Articulo 23° - Representación (3)

Los accionistas pueden hacerse representar en el acto de la asamblea de la que se trate, mediante el otorgamiento de un mandato en instrumento privado con su firma certificada en forma judicial, notarial o bancaria. Presidirá las asambleas de accionistas el Presidente del Directorio o en su defecto, la persona que designe la asamblea.

Articulo 24° - Celebración

a)	Quórum y mayorías: Rigen el quórum y mayoría determinados por los artículos 243 y 244 de la Ley 19.550 según la clase de asamblea, convocatoria y materias de que se trate, excepto:

(i)	en cuanto al quórum de la asamblea extraordinaria en segunda convocatoria la que se considerará constituida cualquiera sea el número de acciones presentes con derecho a voto;

(ii)	para resolver sobre las cuestiones enumeradas en el inciso (c) del Artículo 6 en que se requerirá el voto afirmativo de las acciones clase A otorgado en Asamblea Especial;

(iii)	para resolver sobre las cuestiones enumeradas en el inciso (b) siguiente en los que se requerirá tanto en primera como en segunda convocatoria, una mayoría equivalente al 75% (setenta y cinco por ciento) de las acciones con derecho a voto;

(iv)	para resolver sobre las cuestiones enumeradas en el inciso (c) siguiente en los que se requerirá tanto en primera como en segunda convocatoria, una mayoría equivalente al 66% (sesenta y seis por ciento) de las acciones con derecho a voto.

(v)	para afectar los derechos de una clase de acciones en que se requerirá la conformidad de dicha clase otorgada en asamblea especial;

(vi)	para modificar cualquier regla de este Estatuto que exija una mayoría especial, en que requerirá también a ese efecto la mayoría especial; y

(vii)	en los demás casos de que el presente requiera la votación por clase o la conformidad de cada una las clases.

b)	Las decisiones que requerirán la mayoría especial prevista en el subinciso (iii) del inciso precedente, sin perjuicio de la conformidad de la Asamblea Especial de la clase cuyos derechos afecten son: (i) la transferencia al extranjero del domicilio social; (ii) el cambio fundamental del objeto social de modo que la actividad definida por el artículo 4° de este Estatuto deje de ser la actividad principal o prioritaria de la sociedad, (iii) el retiro de la cotización de las acciones de la Sociedad de las Bolsas de Buenos Aires o Nueva York y (iv) la escisión de la Sociedad en varias sociedades, cuando como resultado de la escisión se transfieran a las sociedades resultantes el 25% o más de los activos de la sociedad incluso cuando ese resultado se alcanzara por sucesivas escisiones operadas en el plazo de un año.

c)	Las decisiones que requerirán la mayoría especial prevista en el subinciso (iv) del inciso precedente, sin perjuicio de la conformidad de la Asamblea Especial de la clase cuyos derechos afecten, son: (i) la modificación del estatuto en cuanto signifique (A) modificar los porcentajes establecidos en los subincisos 7 (c) o 7 (d) o (B) eliminar los requisitos previstos en los subincisos 7 (e) (ii) 7 (f) (i) (F) y 7 (f) (v) del artículo 7° en el sentido de que la oferta pública de adquisición alcance el 100% de las acciones y títulos convertibles, sea pagadera en dinero efectivo y no sea inferior al precio resultante de los mecanismos allí previstos; (ii) el otorgamiento de garantías a favor de accionistas de la Sociedad salvo cuando la garantía y la obligación garantizada se hubieran asumido en consecución del objeto social; (iii) la cesación total de las actividades de refinación, comercialización y distribución; y (iv) las normas sobre número, nominación, elección y composición del Directorio.

d)	Asambleas especiales: Para las asambleas especiales de clases se seguirán las normas sobre quórum de la asamblea ordinaria aplicadas al total de acciones de esa clase en circulación. Existiendo quórum general de todas las clases presentes, cualquier número de acciones de las clases A, B y C constituirán quórum en primera y ulteriores convocatorias para las asambleas especiales de dichas clases. Mientras el titular de las acciones de la clase A sea únicamente el Estado Nacional, la asamblea especial de esa clase podrá reemplazarse con una comunicación firmada por el funcionario público competente para votar dichas acciones.

TITULO VIII

BALANCES Y CUENTAS

Articulo 25° - Ejercicio Social

a)	Fecha: El ejercicio social comenzará el 1 de enero de cada año y concluirá el 31 de diciembre del mismo año, a cuya fecha debe confeccionarse el Inventario, el Balance General y la Cuenta de Ganancias y Pérdidas conforme las disposiciones legales en vigencia y normas técnicas en la materia.

b)	Modificación: La asamblea puede modificar la fecha de cierre del ejercicio, inscribiendo la resolución pertinente en el Registro Público de Comercio y comunicándola a las autoridades del control.

c)	Destino de las utilidades: Las utilidades líquida y realizadas se distribuirán conforme al siguiente detalle:

i)	Cinco por ciento (5%) hasta alcanzar el veinte por ciento del capital social, para el Fondo de Reserva Legal;

(ii)	Remuneración al directorio y síndicos, en su caso;

(iii)	Dividendos fijos de las acciones preferidas, si las hubiere con esa preferencia, y en su caso, los acumulativos impagos;

(iv)	El saldo, en todo o en parte, como dividendo en efectivo a los accionistas ordinarios o a Fondos de Reserva facultativos o de previsión o a cuenta nueva o al destino que determine la asamblea.

d)	Pago de dividendos: Los dividendos deben ser pagados en proporción a las respectivas integraciones, dentro de los noventa (90) días de su sanción y el derecho a su percepción prescribe en favor de la Sociedad a los tres (3) años contados desde que fueran puestos a disposición de los accionistas. La asamblea o en su caso el directorio, podrá autorizar el pago de dividendos trimestrales, en la medida que no se infrinjan disposiciones aplicables.

TITULO IX

LIQUIDACION

Artículo 26° - Reglas que la rigen

La liquidación de la Sociedad, originada en cualquier causa que fuere se regirá por lo dispuesto en el capítulo I, sección XIII de la Ley 19.550.

TITULO X

OTRAS DISPOSICIONES

Artículo 27°(3)

Todas las menciones efectuadas en el presente a “la fecha de este Estatuto” deben entenderse referidas a la fecha en que se inscriba en el Registro Público de Comercio, la modificación estatutaria aprobada por el Decreto N 1106/93.

Artículo 28° - Normas especiales para adquisiciones del Estado Nacional (3)

(A)	Las previsiones de los incisos e) y f) del Artículo 7 (con la única excepción de los establecido en el apartado (B) de este Artículo) se aplicarán a las adquisiciones que directa o indirectamente efectúe el Estado Nacional, por cualquier medio o título, de acciones o títulos de la Sociedad, 1) cuando como consecuencia de dicha adquisición el Estado Nacional resulte titular de, o ejerza el control sobre, acciones de la Sociedad que, sumadas a sus tenencias anteriores de cualquier clase, representen, en total, el 49% o más del capital social; o 2) cuando el Estado Nacional adquiera un 8% o más de las acciones clase D en circulación, mientras retenga acciones de la clase A que alcancen o superen el 5% del capital social establecido en el inciso (a) del artículo 6 de estos Estatutos al tiempo del registro de los mismos en el Registro Público de Comercio. En caso que las acciones clase A en poder del Estado Nacional representen un porcentaje inferior al anteriormente mencionado, no regirá lo previsto en el punto 2) de este Artículo, aplicándose en tal caso los criterios generales previstos en el inciso d) del Artículo 7.

(B)	La oferta de compra prevista para los supuestos contemplados en los puntos (1) y (2) del apartado (A) anterior, se limitará a la totalidad de las acciones de la clase D.

(C)	Las sanciones previstas en el inciso (h) del Artículo 7 se limitarán, en el caso del Estado nacional, a la pérdida del derecho de voto, cuando la adquisición violatoria de lo previsto en el Artículo 7 y en el presente artículo se haya producido a título gratuito o por efecto de una situación de hecho o de derecho en la que el Estado Nacional no haya actuado con el fin y la voluntad de adquirir acciones por encima del límite establecido, salvo que como consecuencia de dicha adquisición, el Estado Nacional resulte titular de, o ejerza el control sobre, 49% o más del capital social, o 50% o más de las acciones clase D. En todos los demás casos se aplicarán las sanciones contempladas en el inciso h) del Articulo 7 sin limitación.

(D)	A los efectos previstos en este artículo y en los incisos e) y f) del artículo 7°, el término “sociedades” contemplado en el inciso (i) del artículo 7°, en lo que resulte pertinente, incluye cualquier tipo de ente u organismo respecto del cual el Estado nacional tenga una vinculación de las características descriptas en el mencionado inciso. El término “títulos” empleado en este artículo tendrá el alcance previsto en el inciso d) del artículo 7°. El término “adquisición de control” empleado por el artículo 7° se aplica a las adquisiciones previstas por el apartado (A) de este artículo con las salvedades, excepciones y régimen establecido en este artículo 28°.

Artículo 29° - Derogado (3) (4)

Buenos Aires, 31 de mayo de 1993

VISTO el Expediente No 770.029/93 del Registro de la SECRETARIA DE ENERGIA del MINISTERIO DE ECONOMIA Y OBRAS Y SERVICIOS PUBLICOS, y las Leyes No 23.696, 24.145 y 24.156 y

CONSIDERANDO:

Que la Ley No 24.145 que aprobó la declaración de “sujeto a privatización del capital social de YPF SOCIEDAD ANONIMA dispuso cambios en la estructura de la organización y del capital de YPF SOCIEDAD ANONIMA orientados a hacer de dicha sociedad una empresa de hidrocarburos integrada, económica y financieramente equilibrada, rentable y con una estructura de capital abierto.

Que asimismo la Ley No 24.145 estableció un mecanismo por el cual las Provincias titulares de acreencias contra el Estado Nacional por regalías de gas y petróleo podrían acceder al capital social de YPF SOCIEDAD ANONIMA mediante la aplicación a la adquisición del mismo de dichas acreencias o de Bonos de Consolidación de Regalías de Hidrocarburos con que el Estado Nacional cancelaría por regalías mencionados.

Que en consecuencia, corresponde aprobar un nuevo Estatuto para YPF SOCIEDAD ANONIMA que contemple las directivas de la Ley No 24.145 y que sustituya íntegramente al Estatuto Social de dicha empres que fuera aprobado por el Decreto No 2.778 de fecha 31 de diciembre de 1990.

Que igualmente corresponde aprobar los acuerdos alcanzados entre las provincias titulares de acreencias por regalías de gas y petróleo y el Estado Nacional a fin de implementar las prescripciones de la Ley No 24.145 referidas a la participación de dichas Provincias en el capital social de YPF SOCIEDAD ANONIMA.

Que, asimismo, es conveniente precisar los alcances del último párrafo del Artículo 8° de la Ley No 24.145.

Que el presente Decreto se dicta en uso de las facultades emergentes del inciso 2° del Articulo 86 de la Constitución Nacional y de la Ley No 24.145.

Por ello,

EL PRESIDENTE DE LA NACION ARGENTINA

DECRETA:

ARTICULO 1° - Apruébase el texto del Estatuto de YPF SOCIEDAD ANONIMA que obra como Anexo I del presente Decreto e instrúyese al MINISTERIO DE ECONOMIA Y OBRAS Y SERVICIOS PUBLICOS para que, en ejercicio de los derechos de accionista de YPF SOCIEDAD ANONIMA del ESTADO NACIONAL, proponga y haga aprobar en la correspondiente Asamblea General Extraordinaria de dicha Sociedad la sustitución del Estatuto actualmente vigente por el Estatuto que figura en el Anexo I de este Decreto. ARTICULO 2° - Ordénase a la ESCRIBANIA GENERAL DE GOBIERNO que proceda a protocolizar el Estatuto Social de YPF SOCIEDAD ANONIMA que se agrega como Anexo I que sustituirá al actual Estatuto vigente, lo que estará exento de todo arancel y honorario de acuerdo al Artículo 13 del Decreto No 2.778 del 31 de diciembre de 1990.

ARTICULO 3° - Ordénase la inscripción en la INSPECCIÓN GENERAL DE JUSTICIA del Estatuto Social de YPF SOCIEDAD ANONIMA que se aprueba por esta Decreto, en sustitución del Estatuto vigente de dicha empresa, asimilándose la publicación del presente acto en el Boletín Oficial a la dispuesta en el Artículo 10 de la Ley N° 19.550.

ARTICULO 4° - Reglaméntese el ultimo párrafo del Artículo 8° de la Ley N° 24.145 precisándose que a los efectos en dicho Artículo deberá entenderse que el capital social de YPF SOCIEDAD ANONIMA es el monto del capital establecido en los Estatutos Sociales de YPF SOCIEDAD ANONIMA que se aprueban por este Decreto. Cualquier modificación que pudiera adoptar en el futuro YPF SOCIEDAD ANONIMA al Artículo que establece el monto del capital social de los Estatutos agregados como Anexo I, no será tenida en cuenta a los fines previstos en este Artículo de este Decreto.

ARTICULO 5° - EL MINISTERIO DE ECONOMIA Y OBRAS Y SERVICIOS PUBLICOS este facultado, como Autoridad de Aplicación de los Capítulos II y III de la Ley N° 24.145, a establecer las condiciones y los volúmenes de Acciones de YPF SOCIEDAD ANONIMA que serán ofrecidos en venta en Bolsas y Mercados Nacionales e Internacionales así como los porcentajes máximos de dichas acciones a ser adquiridos por grandes inversores nacionales o extranjeros en las ofertas públicas a que se refiere este Artículo.

ARTICULO 6° - Apruébase el Convenio suscripto entre el MINISTRIO DE ECONOMIA Y OBRAS Y SERVICIOS PUBLICOS y las Provincias tenedoras de Bonos de Consolidación de Regalías de Hidrocarburos o titulares de acreencias por regalías de petróleo y gas que se agrega como anexo II del presente Decreto.

ARTICULO 7° - Los tenedores de Bonos de Consolidación de Regalías de Hidrocarburos podrán adquirir acciones de YPF SOCIEDAD ANONIMA por el valor nominal técnico de dichos Bonos al precio que se establezca para la primera colocación de las acciones, solo si se transfieren los Bonos mencionados dentro de las CUARENTA Y OCHO (48) horas contadas desde la apertura del períod de primera colocación, en las condiciones y con los efectos previstos en el Estatuto aprobado por el Artículo 1° de este Decreto, la Ley N° 24.145 y el Decreto N° 54 del 21 de enero de 1993. La transferencia se efectuara a la cuenta que al efecto indique la SECRETARIA DE HACIENDA de MINISTERIO DE ECONOMIA Y OBRAS Y SERVICIOS PUBLICOS, en donde serán entregados de manera irrevocable para el pago de las acciones que se deseen adquirir o la recepción del producido de su venta, según corresponda.

Se entenderá que la no aplicación de los Bonos a la adquisición de las acciones, evidenciada por la falta de transferencia de los mismos dentro del plazo mencionado en el párrafo anterior, implica la definitiva renuncia del titular a la adquisición con ellos de acciones de YPF SOCIEDAD ANONIMA.

Las acciones adquiridas por particulares por los procedimientos indicados en este Artículo quedaran en depósito intransferible en el BANCO DE LA NACION ARGENTINA por el plazo de hasta DIECIOCHO (18) meses durante el cual dicho Banco arbitrare los medios necesarios para que los titulares de las acciones depositados puedan ejercer y gozar de los derechos sociales resultantes de las mismas. EL MINISTERIO DE ECONOMIA Y OBRAS SERVICIOS PUBLICOS podrá reducir el plazo anteriormente indicado.

ARTICULO 8° - En caso que YPF SOCIEDAD ANONIMA se viera obligada por sentencia firme de última instancia ordinaria y extraordinaria a pagar a terceros, en dinero efectivo, cualquier suma que con arreglo al Decreto N° 546 de fecha 26 de marzo de 1993 esté a cargo del Estado Nacional, el Estado Nacional proporcionará los fondos en dinero efectivo necesarios para efectuar tal pago o, en su defecto, reembolsará a YPF SOCIEDAD ANONIMA los fondos desembolsados por ésta a tal efecto.

ARTICULO 9° - Comuníquese, publíquese, dese a la Dirección Nacional del Registro Oficial y archívese.

DECRETO N° 1106

YPF SOCIEDAD ANONIMA

Domicilio Arenida Presidente Roque Sáenz Peña 777 - Buenos Aires.

Fecha de finalización del Contrato Social: 15 de junio de 2093.

Última modificación de los estatutos: 14 de octubre de 1999.

(1)	El Estatuto Social fue aprobado por Decreto del Poder Ejecutivo Nacional N° 1106 y protocolizados mediante escritura número 175 del 15 de junio de 1993, ante la Escribanía General del Gobierno de la Nación, al folio 801 del Registro del Estado Nacional, e inscriptos en la INSPECCIÓN GENERAL DE JUSTICIA de la REPÚBLICA ARGENTINA en la misma fecha, 15 de junio de 1993, bajo el número 5109, Libro 113, Tomo “A” de Sociedades Anónimas.-

(2)	La reforma del artículo 4° fue aprobada por la Asamblea General Ordinaria y Extraordinaria N° 17 de fecha 29 de abril de 1997 y protocolizada mediante escritura número 98 del 7 de mayo de 1997 ante el Escribano Roberto J. Parral, al folio 283 del Registro 342 a su cargo, e inscripta en la INSPECCIÓN GENERAL DE JUSTICIA de la REPÚBLICA ARGENTINA el 30 de octubre de 1997, bajo el número 12633, del libro 122, tomo “A” de Sociedades Anónimas.

(3)	La reforma de los artículos 10, 14, 15, 16, 17, 18, 19, 23, 27, 28, 29, 30, 31, 32, 34 y 35 del Estatuto Social y la adecuación de la numeración fue aprobada por la Asamblea General Ordinaria y Extraordinaria N° 18 de fecha 28 de abril de 1998 y protocolizada mediante escritura número 103 del 8 de mayo de 1998 ante el Escribano Roberto J. Parral, al folio 318 del Registro 342 a su cargo, e inscripta en la INSPECCIÓN GENERAL DE JUSTICIA de la REPÚBLICA ARGENTINA el 18 de septiembre 1998, bajo el número 9966 del libro 2 de Sociedades por Acciones.

(4)	La reforma de los artículos 6 incisos b y c); 9, 11 incisos a, c y e, 15, 20 inc. b) y 29 del Estatuto Social fue aprobada por la Asamblea General Ordinaria y Extraordinaria N° 20 de fecha 14 de octubre de 1999 y protocolizada mediante escritura número 191 del 15 de octubre de 1999 ante el Escribano Roberto J. Parral, al folio 616 del Registro 342 a su cargo, e inscripta en la INSPECCIÓN GENERAL DE JUSTICIA de la REPÚBLICA ARGENTINA el 16 de noviembre de 1999, bajo el número 17.074 del libro 8 de Sociedades por Acciones.

(5)	La reforma de los artículos 12 y 13 del Estatuto Social fue aprobada por la Asamblea General Ordinaria y Extraordinaria N° 27 de fecha 19 de abril de 2005.